Filed pursuant to Rule 424(b)(2)
File No. 333-148239
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to Be	Offering Price	Aggregate	Registration
Title of Shares To Be Registered	Registered(1)	Per Security	Offering Price	Fee(2)

Common Stock (par value $0.01 per share)	24,265,000	$16.50	$400,372,500	$28,547

(1)	Includes up to 3,165,000 shares that may be issued upon exercise of the underwriters’ over-allotment option.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement
September 8, 2010
(To Prospectus dated December 21, 2007)

21,100,000 shares

NiSource Inc.

Common Stock

In connection with the forward sale agreement that we have entered into with an affiliate of Credit Suisse Securities (USA) LLC, which affiliate we refer to as the forward purchaser, Credit Suisse Securities (USA) LLC, acting as agent for the forward purchaser, which we refer to in such agency capacity as the forward seller, is at our request borrowing from third parties and selling to underwriters 21,100,000 shares of our common stock. If the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow and deliver for sale on the anticipated closing dates the number of shares of our common stock to which the forward sale agreement relates, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing dates the number of shares of our common stock to which the forward sales agreement relates, we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell.

We will not initially receive any proceeds from the sale of the shares of our common stock offered hereby, except in certain circumstances described in this prospectus supplement. Although we expect to physically settle the forward sale agreement entirely by delivering shares of our common stock in exchange for cash proceeds on dates specified by us within approximately two years after the date of this prospectus supplement, we may elect cash or net share settlement for all or a portion of our obligations under the forward sale agreement if we conclude it is in our best interest to do so. See “Underwriting — Forward Sale Agreement” for a description of the forward sale agreement.

Our common stock is listed on the New York Stock Exchange under the symbol “NI”. The last reported sale price of our common stock on the New York Stock Exchange on September 8, 2010 was $16.93.

Investing in our common stock involves risks. See “Risk Factors” on page S-5 of this prospectus supplement and “Risk Factors” beginning on page 9 of the Annual Report on Form 10-K for the year ended December 31, 2009 and beginning on page 79 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

	Per Share	Total

Public offering price	$16.5000	$348,150,000
Underwriting discount	$.5362	$11,313,820
Proceeds, before expenses, to us(1)	$15.9638	$336,836,180

(1)	Depending on the price of our common stock at the time of each settlement of the forward sale agreement and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreement, which settlements must occur no later than approximately two years after the date of this prospectus supplement. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreement is physically settled based on the initial forward sale price of $15.9638 per share. The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, will be calculated as described in this prospectus supplement.

We have granted the underwriters an option to purchase from us directly up to an additional 3,165,000 shares of common stock to cover over-allotments (representing 15% of the aggregate shares of our common stock offered hereby). If such option is exercised, we will enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares that are subject to the exercise of the underwriters’ over-allotment option. In such event, if the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” The underwriters expect to deliver the shares of common stock in book-entry form only through the facilities of The Depository Trust Company against payment on or about September 14, 2010.

Joint Book-Running Managers

Credit Suisse	Barclays Capital	Citi	J.P. Morgan

Senior Co-Managers

BofA Merrill Lynch	Wells Fargo Securities

Co-Managers

BNP PARIBAS	Deutsche Bank Securities	KeyBanc Capital Markets	Mizuho Securities USA Inc.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus supplement may only be used where it is legal to sell these securities. The information in this prospectus supplement may only be accurate on the date of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that NiSource has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that NiSource files with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our Current Reports on Form 8-K filed on January 28, 2010, February 19, 2010, February 26, 2010, May 14, 2010 and August 26, 2010; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus supplement.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Gary W. Pottorff, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

S-i

Prospectus Supplement
Summary	S-1
The Offering	S-3
Risk Factors	S-5
Use of Proceeds	S-7
Capitalization	S-8
Selected Consolidated Financial Data	S-9
Price Range of Common Stock and Dividend Policy	S-10
Certain U.S. Federal Income Tax Considerations for Holders of Common Stock	S-11
Underwriting	S-16
Validity of the Shares	S-23
Experts	S-23
Prospectus
About this Prospectus	2
Where You Can Find More Information	2
Risk Factors	3
Forward-Looking Statements	3
NiSource Inc.	4
NiSource Finance Corp.	5
Use of Proceeds	5
Ratios of Earnings to Fixed Charges	5
Description of Capital Stock	5
Description of the Debt Securities	7
Description of the Warrants	16
Description of the Stock Purchase Contracts and Stock Purchase Units	17
Plan of Distribution	18
Legal Opinions	19
Experts	19

S-ii

SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before purchasing our common stock. We urge you to read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the historical financial statements and notes to those financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the “Risk Factors” section on page S-5 of this prospectus supplement and the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2010 for more information about important risks that you should consider before investing in our common stock. Unless the context requires otherwise, references to “NiSource” refer to NiSource Inc. and “we,” “us” or “our” refer collectively to NiSource and its subsidiaries.

NiSource Inc.

Overview.  NiSource is an energy holding company whose subsidiaries provide natural gas, electricity and other products and services to approximately 3.8 million customers located within a corridor that runs from the Gulf Coast through the Midwest to New England. Our principal subsidiaries include Columbia Energy Group, a vertically-integrated natural gas distribution, transmission and storage holding company whose subsidiaries provide service to customers in the Midwest, the Mid-Atlantic and the Northeast; Northern Indiana Public Service Company, a vertically-integrated natural gas and electric company providing service to customers in northern Indiana; and Bay State Gas Company, a natural gas distribution company serving customers in Massachusetts. NiSource derives substantially all its revenues and earnings from the operating results of its subsidiaries. Our primary business segments are:

•	gas distribution operations;

•	gas transmission and storage operations; and

•	electric operations.

Strategy.  We have established four key initiatives to build a platform for long-term, sustainable growth: commercial and regulatory initiatives; commercial growth and expansion of the gas transmission and storage business; financial management of the balance sheet; and process and expense management.

Gas Distribution Operations.  Our natural gas distribution operations serve more than 3.3 million customers in seven states and operate approximately 58 thousand miles of pipeline. Through our wholly-owned subsidiary, Columbia Energy Group, we own five distribution subsidiaries that provide natural gas to approximately 2.2 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. We also distribute natural gas to approximately 792 thousand customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, our subsidiary Bay State Gas Company distributes natural gas to approximately 294 thousand customers in Massachusetts.

Gas Transmission and Storage.  Our gas transmission and storage subsidiaries own and operate approximately 15 thousand miles of interstate pipelines and operate one of the nation’s largest underground natural gas storage systems, capable of storing approximately 639 billion cubic feet of natural gas. Through our subsidiaries Columbia Gas Transmission LLC, Columbia Gulf Transmission Company and Crossroads Pipeline Company, we own and operate an interstate pipeline network extending from the Gulf of Mexico to Lake Erie, New York and the eastern seaboard. Together, these companies serve customers in 16 Northeastern, Mid-Atlantic, Midwestern and Southern states and the District of Columbia.

Electric Operations.  Through our subsidiary Northern Indiana Public Service Company, we generate, transmit and distribute electricity to approximately 457 thousand customers in 20 counties in the northern part of Indiana and engage in wholesale and transmission transactions. Northern Indiana Public Service Company owns four and operates three coal-fired electric generating stations. The three operating facilities have a net capability of 2,574 megawatts. Northern Indiana Public Service Company also operates Sugar Creek, a combined cycle gas turbine plant with a 535 megawatt capability rating, four gas-fired generating units located at Northern Indiana’s coal fired electric generating stations with a net capability of 203 megawatts and two hydroelectric generating plants with a net capability of 10 megawatts. These facilities provide for a total system operating net capability of 3,322 megawatts. Northern Indiana Public Service Company’s transmission system, with voltages from 69,000 to 345,000 volts, consists of 2,792 circuit miles. Northern Indiana Public Service Company is interconnected with five neighboring electric utilities. During the year ended December 31, 2009, Northern Indiana Public Service Company generated 85.2% and purchased 14.8% of its electric requirements.

Our executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

The Offering

Issuer	NiSource Inc., a Delaware corporation

Common Stock Offered	21,100,000 shares(1)

Common Stock to be Outstanding Immediately After the Offering	278,196,027 shares(2)

Common Stock to be Outstanding After the Final Settlement of the Forward Sale Agreement, Assuming Physical Settlement	299,296,027 shares(3)

Use of Proceeds	We will not initially receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters. Depending on the price of our common stock at the time of each settlement of the forward sale agreement and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreement, which settlements must occur within approximately two years after the date of this prospectus supplement.

Assuming that the forward sale agreement is physically settled in whole at the initial forward sale price of $15.9638 and the underwriters do not exercise their over-allotment option, we would receive aggregate proceeds of approximately $336.8 million, net of the underwriting discount but before estimated expenses, upon settlement of the forward sale agreement. The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, will be calculated as described in this prospectus supplement. See “Underwriting — Forward Sale Agreement” for a description of the forward sale agreement.

We intend to use any net proceeds that we receive upon settlement of the forward sale agreement for general corporate purposes, including the funding of our infrastructure investment growth opportunities.

In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, then we intend to use the net proceeds we receive from such sale for the same purposes. See “Use of Proceeds.”

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “NI.”

Dividend Policy	We expect to pay dividends on our common stock in amounts determined from time to time by our board of directors. Future dividend levels will depend on the earnings of NiSource’s subsidiaries, their financial condition, cash requirements, regulatory restrictions, any restrictions in financing agreements and other factors deemed relevant by the board. See “Price Range of Common Stock and Dividend Policy” for a discussion of certain regulatory restrictions applicable to our receipt of dividends from our subsidiaries.

Risk Factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and under the caption entitled “Risk Factors” beginning on page 9 of the Annual Report on Form 10-K for the year ended December 31, 2009 and beginning on page 79 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Accounting Treatment	Before settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price). Consequently, prior to physical settlement or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the applicable average market price of our common stock is above the per share adjusted forward sale price, which is initially $15.9638 (which is the public offering price less the underwriting discount shown on the cover page of this prospectus supplement), and is subject to adjustment based on the federal funds rate less a spread, subject to decrease on each of certain dates specified in the forward sale agreement and subject to adjustment upon the occurrence of certain events pursuant to the forward sale agreement. However, if we decide to physically settle or net share settle the forward sale agreement, any delivery of our shares on physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on average common equity.

(1)	This amount does not include up to 3,165,000 shares that may be purchased to cover over-allotments.

(2)	This amount is based on the total number of shares of our common stock that was outstanding on August 31, 2010. In calculating that number of shares, we did not take into account shares reserved for future issuance upon conversion of outstanding stock options or upon satisfaction of performance targets under outstanding equity compensation awards or other stock compensation plans. For more information, see “Underwriting” below.

(3)	The forward purchaser has advised us that the forward seller intends to acquire shares of our common stock to be sold under this prospectus supplement through borrowings from stock lenders. Unless otherwise specified in this prospectus supplement, we assume that we will not be required to issue to the underwriters shares of our common stock that are the subject of this offering. If the forward seller is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, all or a portion of the shares of common stock that are the subject of this offering, we will issue and sell for cash to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell. See “Underwriting — Forward Sale Agreement” for a description of the forward sale agreement.

RISK FACTORS

Investing in our common stock involves risk. Please see the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections in NiSource’s Annual Report on Form 10-K for the year ended December 31, 2009, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2010, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, the forward sale agreement presents special risks.

The settlement provisions contained in the forward sale agreement subject us to risks if certain events occur. If any of these events occurs, our business, financial condition or results of operations could be materially harmed, the trading price of our common stock could decline, and you could lose part or all of your investment.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

•	in the commercially reasonable judgment of the forward purchaser (i) it or its affiliate would be unable to hedge its exposure to the forward sale agreement because of the lack of sufficient shares of our common stock being made available for share borrowing by lenders or (ii) it or its affiliate would incur a cost to borrow shares of our common stock to hedge its exposure to the forward sale agreement that is greater than a specified threshold;

•	we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

•	certain ownership thresholds applicable to the forward purchaser are exceeded;

•	an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreement) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock or the occurrence of certain changes in applicable law or regulations (each as more fully described in the forward sale agreement); or

•	certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement (each as more fully described in the forward sale agreement).

To the extent not previously settled, the forward sale agreement will terminate automatically in the event of our bankruptcy, with no termination payments owed by either party.

The forward purchaser’s decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which could result in dilution to our earnings per share and return on average common equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

The forward sale agreement provides for settlement on settlement dates to be specified at our discretion, except as described above, within approximately two years after the date of this prospectus supplement.

Except under the circumstances described above, we generally have the right to elect physical, cash or net share settlement under the forward sale agreement. Subject to the provisions of the forward sale agreement, delivery of our shares on physical settlement or net share settlement of the forward sale agreement could result in dilution to our earnings per share and return on average common equity. If we elect cash or net share settlement for all or a portion of the shares of our common stock included in the forward sale agreement, we would expect the forward purchaser or one of its affiliates to purchase the number of shares necessary, based on the portion for which we elect cash or net share settlement, in order to cover the obligation to return the shares of our common stock the forward seller borrowed in connection with sales of our common stock under this prospectus supplement (in the case of net share settlement, taking into account the shares of common stock, if any, we are required to deliver to the forward purchaser) and, if applicable in connection with net share settlement, to deliver shares to us. If we elect to cash or net share settle the forward sale agreement, and the average price of our common stock over a specified period preceding such settlement is above the forward sale price at that time, we would expect to pay, or deliver, as the case may be, to the forward purchaser under the forward sale agreement an amount of cash, or common stock with a value, equal to this difference, which could be significant, and we would not have the right to receive any cash or common stock from the forward purchaser. If we elect to cash or net share settle the forward sale agreement, and the average price of our common stock over a specified period preceding such settlement is below the forward sale price at that time, we expect that we would be paid this difference in cash by, or we would receive the value of this difference in common stock from, the forward purchaser under the forward sale agreement, as the case may be. See “Underwriting — Forward Sale Agreement.”

In addition, the purchase of our common stock by the forward purchaser or one of its affiliates to unwind its hedge position could cause the price of our common stock to increase over time, thereby increasing the amount of cash we could owe to the forward purchaser upon a cash settlement of the forward sale agreement, or the number of shares we could owe to the forward purchaser upon a net share settlement of the forward sale agreement, as the case may be.

USE OF PROCEEDS

We will not initially receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, in which event, we intend to use all net proceeds we receive from such sale for the same purposes described below. Depending on the settlement method and, in the case of cash or net share settlement, the market prices of our common stock during a specified period preceding the time of settlement, we may receive proceeds from the sale of common stock upon any settlement of the forward sale agreement, all of which settlements must occur within approximately two years after the date of this prospectus supplement. For purposes of calculating the proceeds to us upon settlement of the forward sale agreement, we have assumed that the forward sale agreement is physically settled based upon the initial forward sale price of $15.9638 (which is the public offering price of our common stock after deducting the applicable underwriting discount shown on the cover of this prospectus supplement) on the effective date of the forward sale agreement, which will be September 14, 2010, and that the underwriters have not exercised their election to purchase up to 3,165,000 shares to cover over-allotments. Based on such assumptions, we would receive aggregate net proceeds of approximately $336.8 million upon settlement of the forward sale agreement. The actual proceeds from the forward sale are subject to the terms of the forward sale agreement. See “Underwriting — Forward Sale Agreement” for a description of the forward sale agreement.

We intend to use any net proceeds that we receive upon settlement of the forward sale agreement for general corporate purposes, including the funding of our infrastructure investment growth opportunities.

CAPITALIZATION

The following table shows our cash and cash equivalents, short-term indebtedness and total capitalization at June 30, 2010 (1) on an actual consolidated basis and (2) on a consolidated basis as adjusted to reflect the issuance and sale of common stock upon settlement of the forward sale agreement, assuming that the forward sale agreement is physically settled based upon the initial forward sale price of $15.9638 (which is the public offering price of our common stock after deducting the applicable underwriting discount shown on the cover of this prospectus supplement) on the effective date of the forward sale agreement, which will be September 14, 2010, and that the underwriters have not exercised their election to purchase up to 3,165,000 shares to cover over-allotments. This table should be read in conjunction with our consolidated financial statements and related notes for the six months ended June 30, 2010, incorporated by reference in this prospectus supplement and accompanying prospectus. See “Incorporation by Reference.”

	June 30, 2010
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$7.4	$344.2

Short-term borrowings (including current portion of long-term debt)	$931.6	$931.6

Long-term debt (excluding amounts due within one year)	$5,977.3	$5,977.3
Common stockholders’ equity	4,894.9	5,231.7

Total capitalization	$10,872.2	$11,209.0

SELECTED CONSOLIDATED FINANCIAL DATA

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007

Statement of Income Data:
Gross Revenues
Gas Distribution	$1,795.4	$2,161.6	$3,296.2	$5,171.3	$4,332.5
Gas Transportation and Storage	634.8	656.3	1,239.5	1,132.4	1,089.6
Electric	658.4	582.2	1,213.2	1,357.0	1,358.6
Other	441.2	590.4	900.5	1,218.3	1,080.9

Total Gross Revenues	3,529.8	3,990.5	6,649.4	8,879.0	7,861.6

Net Revenues (Gross Revenues less Cost of Sales, excluding depreciation and amortization)	1,804.4	1,748.2	3,331.4	3,245.7	3,186.4
Operating Income	542.6	459.9	801.9	918.7	916.6
Income from Continuing Operations	225.4	155.2	231.2	370.6	303.0
Results from Discontinued Operations — net of taxes	—	(11.6)	(13.5)	(291.6)	18.4
Net Income	225.4	143.6	217.7	79.0	321.4
Balance Sheet Data:
Total Assets	19,048.1	19,223.3	19,271.7	20,032.2	18,009.9
Capitalization
Common stockholders’ equity	4,894.9	4,792.4	4,854.1	4,728.8	5,076.6
Long-term debt, excluding amounts due within one year	5,977.3	6,564.4	5,965.1	5,943.9	5,594.4

Total Capitalization	$10,872.2	$11,356.8	$10,819.2	$10,672.7	$10,671.0

Per Share Data:
Basic Earnings (Loss) Per Share ($)
Continuing operations	0.81	0.57	0.84	1.35	1.10
Discontinued operations	—	(0.04)	(0.05)	(1.06)	0.07

Basic Earnings Per Share	0.81	0.53	0.79	0.29	1.17

Diluted Earnings (Loss) Per Share ($)
Continuing operations	0.81	0.56	0.84	1.35	1.10
Discontinued operations	—	(0.04)	(0.05)	(1.06)	0.07

Diluted Earnings Per Share	0.81	0.52	0.79	0.29	1.17

Other Data:
Dividends paid per share ($)	0.69	0.69	0.92	0.92	0.92
Shares outstanding at the end of the year (in thousands)	277,819.0	275,148.0	276,638.0	274,262.0	274,177.0
Number of common shareholders	33,320.0	35,347.0	34,299.0	36,194.0	38,091.0
Capital expenditures ($ in millions)	336.9	385.8	777.2	1,299.9	786.5
Number of employees	7,590.0	7,761.0	7,616.0	7,981.0	7,607.0

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed and traded on the New York Stock Exchange under the symbol “NI.” The following table sets forth the high and low sales prices of our common stock on the composite tape for the periods indicated.

	High	Low	Dividend

Year Ended December 31, 2008
First Quarter	$19.82	$16.78	$0.23
Second Quarter	$18.80	$17.07	$0.23
Third Quarter	$18.45	$14.00	$0.23
Fourth Quarter	$15.59	$10.35	$0.23
Year Ended December 31, 2009
First Quarter	$11.40	$7.79	$0.23
Second Quarter	$11.82	$9.64	$0.23
Third Quarter	$14.03	$11.41	$0.23
Fourth Quarter	$15.82	$12.83	$0.23
Year Ending December 31, 2010
First Quarter	$16.03	$14.24	$0.23
Second Quarter	$16.80	$14.13	$0.23
Third Quarter (through September 8, 2010).	$17.91	$14.19	$0.23

On September 8, 2010, the last reported sale price of our common stock on the NYSE was $16.93 per share.

As of August 31, 2010, there were approximately 278,196,027 shares of our common stock outstanding.

Holders of shares of our common stock are entitled to receive dividends when, and if declared by NiSource’s board of directors out of funds legally available. The policy of the board has been to declare cash dividends on a quarterly basis payable on or about the 20th day of February, May, August and November. We paid quarterly common dividends totaling $0.92 per share for the years ended December 31, 2009, 2008 and 2007. At its August 25, 2010 meeting, the board declared a quarterly common dividend of $0.23 per share, payable on November 19, 2010 to holders of record on October 29, 2010.

Although the board currently intends to continue the payment of regular quarterly cash dividends on common shares, the timing and amount of future dividends will depend on the earnings of NiSource’s subsidiaries, their financial condition, cash requirements, regulatory restrictions, any restrictions in financing agreements and other factors deemed relevant by the board. Such regulatory restrictions include a requirement imposed in the August 25, 2010 order of the Indiana Utility Regulatory Commission issued in the electric rate case filed by our subsidiary, Northern Indiana Public Service Company. This order provides that, before Northern Indiana Public Service Company may declare or pay any dividend, it must file a report with the IURC detailing the proposed dividend and certain financial information. If within 20 calendar days the IURC does not initiate a proceeding to further explore the implications of the proposed dividend, it will be deemed approved.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR HOLDERS OF COMMON STOCK

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable United States federal income tax regulations promulgated or proposed under the Code (the “Treasury Regulations”), administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities are subject to change, possibly retroactively, and are subject to differing interpretations, so as to result in United States federal income tax consequences different from those set forth below.

This summary is applicable only to holders who hold our common stock as a capital asset for United States federal income tax purposes. This summary also does not address any possible applicability of any United States federal tax other than the income tax, including but not limited to the United States federal estate tax or gift tax, or the tax considerations arising under the laws of any non-United States, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	pension funds;

•	brokers and dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar or who hold our common stock through a foreign entity or foreign account;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid United States federal income tax;

•	persons who own, or are deemed to own, more than 5% of our company (except to the extent specifically set forth below);

•	persons that are partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors in such entities;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

This summary is not binding on the Internal Revenue Service. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to such statements and conclusions.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO

THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holder and Non-United States Holder Defined

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of common stock who is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. holder” means any beneficial owner of common stock that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes. A Non-U.S. holder should review the discussion under the heading “— Non-U.S. Holders” below for more information.

U.S. Holders

Dividends on Common Stock

Distributions to a U.S. holder with respect to shares of our common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution. Dividends will be taxable to a U.S. holder as ordinary income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in our shares of common stock and thereafter as capital gain from the sale or exchange of such shares of common stock.

Dividends paid to corporate U.S. holders will generally qualify for a dividends received deduction, provided that certain conditions are met. Dividends received by individual and other non-corporate U.S. holders on our common stock in taxable years beginning on or before December 31, 2010 may be subject to United States federal income tax at lower rates applicable to long-term capital gains, provided that certain conditions are met. The legislation providing for the application of the reduced capital gain rates to dividends is scheduled to expire on December 31, 2010, at which time, unless such legislation is extended, dividends received by a non-corporate U.S. holder will generally be taxed at ordinary income rates. U.S. holders should consult their own tax advisors concerning the applicability of these rules to their particular circumstances.

Sale or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss upon the sale, exchange or other taxable disposition of our common stock and, if such holder’s holding period in such common stock exceeds one year, such gain or loss will generally be treated as a long-term capital gain or loss. The amount of the U.S. holder’s gain or loss will be equal to the difference between the amount of cash plus the fair market value of any property received by the U.S. holder in exchange for the disposed common stock and such U.S. holder’s adjusted tax basis in the common stock. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

New Medicare Tax

Newly enacted legislation requires certain U.S. holders at certain income thresholds who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our common stock.

Information Reporting and Backup Withholding

Certain non-exempt U.S. holders may be subject to information reporting in respect of any dividends on our common stock and the proceeds of the sale or other disposition of our common stock. In addition, backup withholding may apply if the U.S. holder (i) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, in the manner required by the applicable Treasury Regulations, (ii) fails to certify that such holder is eligible for an exemption from backup withholding or (iii) otherwise fails to comply with the applicable backup withholding rules. Amounts withheld under backup withholding are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

Distributions

Any distributions we make with respect to our common stock will generally constitute dividends for United States federal income tax purposes to the extent payable from our current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will first constitute a non-taxable return of capital, which reduces a Non-U.S. holder’s tax basis in its shares of our common stock, but not below zero, and thereafter will be treated as gain from the sale of stock.

Any dividend on our common stock paid to a Non-U.S. holder generally will be subject to United States withholding tax at a rate of 30% of the gross amount of the dividend, subject to any exemption or lower rate as may be specified by an applicable tax treaty, unless the dividends are effectively connected with the conduct by a Non-U.S. holder of a trade or business within the United States and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder. We may withhold up to 30% of the gross amount of the entire distribution even if the amount of the distribution is greater than the amount constituting a dividend, as described above, to the extent provided for in the Treasury Regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a Non-U.S. holder may obtain a refund of any excess amounts withheld if it timely files an appropriate claim for refund with the IRS.

Except as discussed in the next paragraph, in order to receive a reduced rate of or an exemption from withholding tax under an income tax treaty, a Non-U.S. holder is required to satisfy certain certification requirements, which may be met by providing us or our agent with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying, under penalty of perjury, as to its qualification for the reduced rate or exemption. Special certification and other requirements apply to certain Non-U.S. holders that are partnerships or other pass-through entities.

Dividends received by a Non-U.S. holder that are effectively connected with the Non-U.S. holder’s conduct of a United States trade or business and, if required by an applicable income tax treaty, that are attributable to a United States permanent establishment (or, in the case of an individual, a fixed base)

maintained by the Non-U.S. holder will generally be exempt from withholding tax. In order to obtain this exemption, a Non-U.S. holder must satisfy certain certification requirements, which may be met by providing us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are subject to United States federal income tax and are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition, if a Non-U.S. holder is a corporate non-United States holder, dividends received that are effectively connected with such holder’s conduct of a United States trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

If a Non-U.S. holder is eligible for a reduced rate of or an exemption from withholding tax pursuant to an income tax treaty, then such holder may obtain a refund of any excess amounts withheld if it timely files an appropriate claim for refund with the IRS.

Gain on the Sale or Disposition of Common Stock

Subject to the discussion regarding backup withholding below, a Non-U.S. holder generally will not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•	that gain is effectively connected with the Non-U.S. holder’s conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder;

•	the Non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” for United States federal income tax purposes, which we refer to as a “USRPHC,” at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. holder’s holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently and will not become a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, and there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, however, so long as our common stock is regularly traded on an established securities market (such as the New York Stock Exchange), our common stock will be treated as U.S. real property interests only for a Non-U.S. holder who actually or constructively holds (at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. holder’s holding period) more than 5% of such regularly traded stock.

A Non-U.S. holder described in the first bullet above will be required to pay tax on the net gain derived from the sale or disposition under regular graduated United States federal income tax rates, as if such holder were a United States person, except as otherwise required by an applicable income tax treaty. In addition, corporate Non-U.S. holders described in the first bullet above may be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable tax treaty.

A Non-U.S. holder who is an individual described in the second bullet above will be subject to tax at a gross rate of 30% on the amount by which such holder’s taxable capital gains allocable to United States sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to United States sources, except as otherwise provided in an applicable income tax treaty.

Recent Legislation Regarding Withholding on Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Non-U.S. Holders should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding

We will, where required, report to the IRS and to Non-U.S. holders, the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. holder’s country of residence.

Payments of dividends made to a Non-U.S. holder may be subject to backup withholding (currently at a rate of 28%, but scheduled to increase to 31% in 2011) unless the Non-U.S. holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a Non-U.S. holder sells shares of our common stock outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to such holder outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. holder sells shares of our common stock through a non-United States office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment will be subject to both United States backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN (or another appropriate version of IRS Form W-8) certifying that such holder is not a United States person or otherwise establishes an exemption, and the broker does not know or have reason to know that such holder is a United States person.

Backup withholding is not an additional tax. Amounts withheld from payments to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO OUR SHARES OF COMMON STOCK AND IS NOT TAX ADVICE. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SHARES OF COMMON STOCK.

UNDERWRITING

In this offering, subject to the terms and conditions of the terms agreement (which incorporates our standard underwriting terms), the forward seller has agreed, at our request, to borrow and sell 21,100,000 shares of our common stock to the underwriters in connection with the execution of the forward sale agreement between us and the forward purchaser. Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the joint book-running managers of this offering and the representatives of each of the underwriters named below. We have entered into a terms agreement (which incorporates our standard underwriting terms) with the underwriters and the forward seller. Subject to the terms and conditions of the terms agreement, the forward seller has agreed to sell to the underwriters named below, and each of the underwriters has severally agreed to purchase, the respective number of shares of common stock set forth opposite its name below.

Number of
Underwriter	Shares

Credit Suisse Securities (USA) LLC	5,486,000
Barclays Capital Inc.	4,431,000
Citigroup Global Markets Inc.	2,954,000
J.P. Morgan Securities LLC	2,954,000
Banc of America Securities LLC	1,055,000
Wells Fargo Securities LLC	1,055,000
BNP Paribas Securities Corp.	791,250
Deutsche Bank Securities Inc.	791,250
KeyBanc Capital Markets, Inc.	791,250
Mizuho Securities USA Inc.	791,250

Total	21,100,000

The underwriters have agreed to purchase all of the common stock sold under the terms agreement if any of the shares are purchased, other than those shares covered by the over-allotment option described below. The terms agreement provides that the obligations of the several underwriters to purchase the common stock offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the terms agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the terms agreement may be terminated.

Forward Sale Agreement

We have entered into a forward sale agreement on the date of this prospectus supplement with an affiliate of Credit Suisse Securities (USA) LLC, which affiliate we refer to as the forward purchaser, relating to all 21,100,000 shares of our common stock offered hereby. In connection with the execution of the forward sale agreement, and at our request, Credit Suisse Securities (USA) LLC, acting as agent for the forward purchaser, which we refer to in such agency capacity as the forward seller, is borrowing from third parties and selling to the underwriters in this offering 21,100,000 shares of our common stock. If the forward seller is unable to borrow and deliver for sale on the anticipated closing date of the offering any shares of our common stock, then the forward sale agreement will be terminated in its entirety. If the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, or the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement relates, then the number of shares of our common stock to which the forward sale agreement relates will be reduced to the number of shares that the forward seller can borrow at or below such cost. In the event that the number of shares to which the forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward seller and the forward seller’s obligation to borrow such shares for delivery and sale to the underwriters, as described above, will be replaced with commitments of the underwriters to purchase from us and our corresponding obligation to issue directly to the underwriters the number of shares not borrowed and delivered by the forward seller. We or the representatives of the underwriters will have the right to postpone the closing date for one New York business day to effect any necessary changes to the documents or arrangements.

We will receive an amount equal to the net proceeds from the offering and sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, from the forward purchaser upon physical settlement of the forward sale agreement. We will only receive such proceeds if the forward sale agreement is physically settled.

The forward sale agreement provides for settlement on settlement dates to be specified at our discretion, unless certain acceleration events occur, within approximately two years after the date of this prospectus supplement. On each settlement date, if we decide to physically settle the forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward sale price. The forward sale price will initially be $15.9638 per share, which is the public offering price of our shares of common stock less the underwriting discount, which is shown on the cover page of this prospectus supplement. The forward sale agreement provides that the initial forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread, will be subject to decrease on each of certain dates specified in the forward sale agreement and will be subject to adjustment upon the occurrence of certain events pursuant to the forward sale agreement. If the federal funds rate on a given day is less than the spread on that day, the interest rate factor will result in a reduction of the forward sale price on that day. As of the date of this prospectus supplement, the federal funds rate was less than the spread. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing our common stock exceeds a specified amount.

Before settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically settle or net share settle the forward sale agreement, any delivery of our shares on physical or net share settlement of the forward sale agreement could result in dilution to our earnings per share and return on average common equity.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

•	in the commercially reasonable judgment of the forward purchaser (i) it or its affiliate would be unable to hedge its exposure to the forward sale agreement because of the lack of sufficient shares of our common stock being made available for share borrowing by lenders or (ii) it or its affiliate would incur a cost to borrow shares of our common stock to hedge its exposure to the forward sale agreement that is greater than a specified threshold;

•	we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

•	certain ownership thresholds applicable to the forward purchaser are exceeded;

•	an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreement) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock or the occurrence of certain changes in applicable law and regulations (each as more fully described in the forward sale agreement); or

•	certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement (each as more fully described in the forward sale agreement).

To the extent not previously settled, the forward sale agreement will terminate automatically in the event of our bankruptcy, with no termination payments owed by either party.

The forward purchaser’s decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on average common equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

Except under the circumstances described above, we generally have the right to elect physical, cash or net share settlement under the forward sale agreement. Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash settlement or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to cash settle or net share settle. For example, we may conclude that it is in our interest to cash settle or net share settle if we have no current use for all or a portion of the net proceeds. If we elect to cash or net share settle the forward sale agreement, and the average price of our common stock over a specified period preceding such settlement exceeds the forward sale price at the time, we will pay the forward purchaser under the forward sale agreement an amount in cash, if we cash settle, equal to such difference, or deliver a number of shares of our common stock, if we net share settle, having a market value equal to such difference. Conversely, if we elect to cash or net share settle the forward sale agreement and the average price of our common stock over a specified period preceding such settlement is below the forward sale price at the time, the forward purchaser under the forward sale agreement will pay to us an amount in cash, if we cash settle, equal to such difference, or deliver a number of shares of our common stock, if we net share settle, having a market value equal to such difference.

If we elect to cash or net share settle the forward sale agreement, we would expect the forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to stock lenders in order to close out its short position (in the case of net share settlement, taking into account the shares of common stock, if any, we are required to deliver to the forward purchaser) and, if applicable in connection with net share settlement, to deliver shares to us. The purchase of our common stock by the forward purchaser or its affiliate could cause the price of our common stock to increase over time, thereby increasing the cash we could owe to the forward purchaser in the event of cash settlement, or the number of shares we could owe to the forward purchaser in the event of net share settlement, as the case may be.

Underwriting Discount

The following table shows the per share and total underwriting discount to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per	Without	With
	Share	Option	Option

Public offering price	$16.5000	$348,150,000	$400,372,500
Underwriting discount	$.5362	$11,313,820	$13,010,893
Proceeds, before expenses, to us	$15.9638	$336,836,180	$387,361,607

The information assumes (a) either no exercise or full exercise by the underwriters of the over-allotment option, and (b) that the forward sale agreement is physically settled based upon the initial forward sale price of $15.9638 and by the delivery of shares of our common stock. If we physically settle the forward sale agreement, we expect to receive proceeds of approximately $336.8 million, net of underwriting discount but before estimated expenses, subject to certain adjustments as described above. The settlements must occur no later than approximately two years after the date of this prospectus supplement.

We estimate that the total expenses of this offering, excluding underwriting discount, will be approximately $400,000.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.2970 per share. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of our shares in whole or in part.

We have granted the underwriters an option to purchase from us directly up to an additional 3,165,000 shares of common stock to cover over-allotments (representing 15% of the aggregate shares of common stock offered hereby) at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time, in whole or in part, until 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the terms agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial allocation reflected in the above table. If such option is exercised, we will enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares that are subject to the exercise of the underwriters’ over-allotment option. In such event, if the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount per share, and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock with respect to which such option has been exercised, then we will issue and sell the shares of common stock that the forward seller does not borrow and sell. In such event, we or the representatives of the underwriters will have the right to postpone the closing date for the exercise of such option for one business day to effect any necessary changes to the documents or arrangements in connection with such closing.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

Our executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

The underwriters may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

We have agreed to indemnify the underwriters, the forward purchaser and the forward seller against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Our common stock is listed on the New York Stock Exchange under the symbol “NI.”

The underwriters and their affiliates have provided, and in the future may continue to provide, investment banking, commercial banking and other financial services to the company and its affiliates in the ordinary course of business, for which they have received and will continue to receive customary compensation.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus

Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any Shares may be made at any time, with effect from and including the Relevant Implementation Date, under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Credit Suisse Securities (USA) LLC) for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (within the meaning of Article 2(1)(e) of the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); and/or (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order; and/or (iii) other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No prospectus, disclosure document, offering material or advertisement in relation to the common shares has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of common shares within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus or any other prospectus, disclosure document, offering material or advertisement relating to the common shares in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

VALIDITY OF THE SHARES

The validity of the common stock will be passed upon for us by Schiff Hardin LLP, Chicago, Illinois. The underwriters have been represented by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules of NiSource Inc. and subsidiaries, incorporated in this prospectus supplement by reference from NiSource Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of NiSource Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

NiSource Inc.

Common Stock
Preferred Stock
Guarantees of Debt Securities
Warrants
Stock Purchase Contracts
Stock Purchase Units

NiSource Finance Corp.

Debt Securities
Guaranteed as Set Forth in this Prospectus by NiSource Inc.
Warrants

NiSource Inc. may offer, from time to time, in amounts, at prices and on terms that it will determine at the time of offering, any or all of the following:

•	shares of common stock;

•	shares of preferred stock, in one or more series;

•	warrants to purchase common stock or preferred stock; and

•	stock purchase contracts to purchase common stock, either separately or in units with the debt securities described below or U.S. Treasury securities.

NiSource Finance Corp., a wholly owned subsidiary of NiSource, may offer from time to time in amounts, at prices and on terms to be determined at the time of the offering:

•	one or more series of its debt securities; and

•	warrants to purchase debt securities.

NiSource will fully and unconditionally guarantee the obligations of NiSource Finance under any debt securities issued under this prospectus or any prospectus supplement.

We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 18 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration or continuous offering process. Under this process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the common stock, preferred stock, debt securities, guarantees of debt securities, warrants, stock purchase contracts and stock purchase units we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a description of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

References to “NiSource” refer to NiSource Inc., and references to “NiSource Finance” refer to NiSource Finance Corp. Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to NiSource and its subsidiaries, including NiSource Finance. References to “securities” refer collectively to the common stock, preferred stock, debt securities, guarantees of debt securities, warrants, stock purchase contracts and stock purchase units registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION

NiSource files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document NiSource files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including NiSource.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that NiSource has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that NiSource files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	our Current Reports on Form 8-K dated January 30, 2007, July 23, 2007, August 30, 2007, October 17, 2007 and December 12, 2007; and

•	the description of our common stock contained in our definitive joint proxy statement/prospectus dated April 24, 2000.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Gary W. Pottorff, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

We maintain an Internet site at http://www.nisource.com which contains information concerning NiSource and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

RISK FACTORS

Investing in the securities involves risk.  Please see the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, along with the disclosure related to the risk factors contained in NiSource’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to NiSource or that NiSource currently deems immaterial may also impair its business operations, its financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, in any prospectus supplement and in the documents incorporated by reference are “forward-looking statements” within the meaning of the securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. These forward-looking statements include, but are not limited to, statements concerning NiSource’s plans, objectives, expected performance, expenditures and recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. From time to time, NiSource may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NiSource, are also expressly qualified by these cautionary statements. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially.

Realization of NiSource’s objectives and expected performance is subject to a wide range of risks and can be adversely affected by, among other things, weather, fluctuations in supply and demand for energy commodities, growth opportunities for NiSource’s businesses, increased competition in deregulated energy markets, the success of regulatory and commercial initiatives, dealings with third parties over whom NiSource has no control, actual operating experience of NiSource’s assets, the regulatory process, regulatory and legislative changes, changes in general economic, capital and commodity market conditions, and counterparty credit risk, many of which risks are beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time.

Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus, the date of the accompanying prospectus supplement or, in the case of documents incorporated by reference, the date of those documents.

NISOURCE INC.

Overview.  NiSource is an energy holding company whose subsidiaries provide natural gas, electricity and other products and services to approximately 3.8 million customers located within a corridor that runs from the Gulf Coast through the Midwest to New England.

We are the largest regulated natural gas distribution company operating east of the Rocky Mountains, as measured by number of customers. Our principal subsidiaries include Columbia Energy Group, a vertically integrated natural gas distribution, transmission and storage holding company whose subsidiaries provide service to customers in the Midwest, the Mid-Atlantic and the Northeast; Northern Indiana Public Service Company, a vertically-integrated natural gas and electric company providing service to customers in northern Indiana; and Bay State Gas Company, a natural gas distribution company serving customers in New England. NiSource derives substantially all its revenues and earnings from the operating results of its subsidiaries. Our primary business segments are:

•	gas distribution operations;

•	gas transmission and storage operations; and

•	electric operations.

Strategy.  We have established four key initiatives to build a platform for long-term, sustainable growth: commercial and regulatory initiatives; commercial growth and expansion of the gas transmission and storage business; financial management of the balance sheet; and process and expense management.

Gas Distribution Operations.  Our natural gas distribution operations serve more than 3.3 million customers in nine states and operate approximately 58,000 miles of pipeline. Through our wholly-owned subsidiary, Columbia Energy Group, we own five distribution subsidiaries that provide natural gas to approximately 2.2 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. We also distribute natural gas to approximately 792,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, our subsidiaries Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 340,000 customers in Massachusetts, Maine and New Hampshire.

Gas Transmission and Storage.  Our gas transmission and storage subsidiaries own and operate approximately 16,000 miles of interstate pipelines and operate one of the nation’s largest underground natural gas storage systems, capable of storing approximately 637 billion cubic feet of natural gas. Through our subsidiaries Columbia Gas Transmission Corporation, Columbia Gulf Transmission Company, Crossroads Pipeline Company and Granite State Gas Transmission, Inc., we own and operate an interstate pipeline network extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard. Together, these companies serve customers in 19 Northeastern, Mid-Atlantic, Midwestern and Southern states and the District of Columbia.

Electric Operations.  Through our subsidiary Northern Indiana Public Service Company, we generate, transmit and distribute electricity to approximately 454,000 customers in 21 counties in the northern part of Indiana and engage in wholesale and transmission transactions. Northern Indiana Public Service Company currently operates three coal-fired electric generating stations with a net capacity of 2,574 megawatts, six gas-fired generating units with a net capacity of 323 megawatts and two hydroelectric generating plants with a net capacity of

10 megawatts, totaling a net capability of 2,907 megawatts. Northern Indiana Public Service Company’s transmission system, with voltages from 34,500 to 345,000 volts, consists of 3,192 circuit miles. Northern Indiana Public Service Company is interconnected with five neighboring electric utilities. During the year ended December 31, 2006, Northern Indiana Public Service Company generated 81.1% and purchased 18.9% of its electric requirements.

Other Operations.  We participate in energy-related services including gas marketing, power trading and gas risk management and ventures focused on distributed power generation technologies, including a cogeneration facility, fuel cells and storage systems. We own and operate the Whiting Clean Energy project, located at BP’s Whiting, Indiana refinery. We also participate in real estate and other businesses.

NISOURCE FINANCE CORP.

NiSource Finance is a wholly-owned special purpose finance subsidiary of NiSource that engages in financing activities to raise funds for the business operations of NiSource and its subsidiaries. NiSource Finance’s obligations under the debt securities will be fully and unconditionally guaranteed by NiSource. NiSource Finance was incorporated in March 2000 under the laws of the State of Indiana.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for general corporate purposes, including additions to working capital and repayment of existing indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

The following are ratios of our earnings to fixed charges for each of the periods indicated:

Nine Months Ended	Fiscal Year Ended December 31
September 31, 2007	2006	2005	2004	2003	2002

2.31	2.22	1.95	2.55	2.29	2.07

For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest on all indebtedness, amortization of debt expense, the portion of rental expenses on operating leases deemed to be representative of the interest factor and preferred stock dividend requirements of consolidated subsidiaries.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of NiSource consists of 420,000,000 shares, $0.01 par value, of which 400,000,000 are common stock and 20,000,000 are preferred stock. The board of directors has designated 4,000,000 shares of the preferred stock as Series A Junior Participating Preferred Shares. These shares were reserved for issuance upon the exercise of rights under NiSource’s Shareholder Rights Plan. As of November 29, 2006, no rights may be exercised under NiSource’s Shareholder Rights Plan.

Anti-Takeover Provisions

The certificate of incorporation of NiSource includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of management of NiSource. Members of NiSource’s board of directors may be removed only for cause by the affirmative vote of 80% of the combined voting power of all of the then-outstanding shares of stock of NiSource voting together as a single class. Unless the board of directors determines otherwise or except as otherwise required by law, vacancies on the board or newly-created directorships may be filled only by the affirmative vote of directors then in office, even though less than a quorum. If the board of directors or applicable Delaware law confers power on stockholders of NiSource to fill such a vacancy or newly-created directorship, it may be filled only by affirmative vote of 80% of the combined voting power of the outstanding shares of stock of NiSource entitled to vote. Stockholders may not cumulate their votes, and stockholder action may be taken only at a duly called meeting and not by written consent. In addition, NiSource’s bylaws provide that special meetings of stockholders may be called only by a majority of the total number of authorized directors and contain requirements for advance notice of stockholder proposals and director nominations. These and other provisions of the certificate of incorporation and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of management of NiSource.

NiSource is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on a national securities exchange, such as the New York Stock Exchange, from engaging, under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock without the prior approval of the corporation’s board of directors.

The following summaries of provisions of our common stock and preferred stock are not necessarily complete. You are urged to read carefully NiSource’s certificate of incorporation and bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

NiSource common stock is listed on the New York Stock Exchange under the symbol “NI.” Common stockholders may receive dividends if and when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until obligations to any preferred stockholders have been satisfied. All common stock will be fully paid and non-assessable. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive rights or cumulative voting rights. Common stockholders will be notified of any stockholders’ meeting according to applicable law. If NiSource liquidates, dissolves or winds-up its business, either voluntarily or involuntarily, common stockholders will share equally in the assets remaining after creditors and preferred stockholders are paid.

Preferred Stock

The board of directors can, without approval of stockholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series, including any dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of NiSource and make it harder to remove incumbent management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of common stock. All preferred stock will be fully paid and non-assessable.

The terms of the preferred stock that NiSource may offer will be established by or pursuant to a resolution of the board of directors of NiSource and will be issued under certificates of designations or through amendments to NiSource’s certificate of incorporation. If NiSource uses this prospectus to offer preferred stock, an accompanying prospectus supplement will describe the specific terms of the preferred stock. NiSource will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to the preferred stock that NiSource may offer.

The following terms of the preferred stock, as applicable, will be set forth in a prospectus supplement relating to the preferred stock:

•	the title and stated value;

•	the number of shares NiSource is offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation of dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on NiSource’s ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend or liquidation rights;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend or liquidation rights; and

•	any other material specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The terms, if any, on which the preferred stock may be exchanged for or converted into shares of common stock or any other security and, if applicable, the conversion or exchange price, or how it will be calculated, and the conversion or exchange period will be set forth in the applicable prospectus supplement.

The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate liquidation preference equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

DESCRIPTION OF THE DEBT SECURITIES

NiSource Finance may issue the debt securities, in one or more series, from time to time under an Indenture, dated as of November 14, 2000, among NiSource Finance, NiSource, as guarantor, and The Bank of New York (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee. The Bank of New York, as trustee under the Indenture, will act as indenture trustee for the purposes of the Trust Indenture Act. We have incorporated by reference the Indenture as an exhibit to the registration statement of which this prospectus is a part.

This section briefly summarizes some of the terms of the debt securities and the Indenture. This section does not contain a complete description of the debt securities or the Indenture. The description of the debt securities is qualified in its entirety by the provisions of the Indenture. References to section numbers in this description of the debt securities, unless otherwise indicated, are references to section numbers of the Indenture.

General

The Indenture does not limit the amount of debt securities that may be issued. The Indenture provides for the issuance of debt securities from time to time in one or more series. The terms of each series of debt securities may be established in a supplemental indenture or in resolutions of NiSource Finance’s board of directors or a committee of the board.

The debt securities:

•	are direct senior unsecured obligations of NiSource Finance;

•	are equal in right of payment to any other senior unsecured obligations of NiSource Finance; and

•	are guaranteed on a senior unsecured basis by NiSource.

NiSource Finance is a special purpose financing subsidiary formed solely as a financing vehicle for NiSource and its subsidiaries. Therefore, the ability of NiSource Finance to pay its obligations under the debt securities is dependent upon the receipt by it of payments from NiSource. If NiSource were not to make such payments for any reason, the holders of the debt securities would have to rely on the enforcement of NiSource’s guarantee described below.

If NiSource Finance uses this prospectus to offer debt securities, an accompanying prospectus supplement will describe the following terms of the debt securities being offered, to the extent applicable:

•	the title;

•	any limit on the aggregate principal amount;

•	the date or dates on which NiSource Finance will pay principal;

•	the right, if any, to extend the date or dates on which NiSource Finance will pay principal;

•	the interest rates or the method of determining them and the date interest begins to accrue;

•	the interest payment dates and the regular record dates for any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of any extension;

•	the place or places where NiSource Finance will pay principal and interest;

•	the terms and conditions of any optional redemption, including the date after which, and the price or prices at which, NiSource Finance may redeem securities;

•	the terms and conditions of any optional purchase or repayment, including the date after which, and the price or prices at which, holders may require NiSource Finance to purchase, or a third party may require holders to sell, securities;

•	the terms and conditions of any mandatory or optional sinking fund redemption, including the date after which, and the price or prices at which, NiSource Finance may redeem securities;

•	whether bearer securities will be issued;

•	the denominations in which NiSource Finance will issue securities;

•	the currency or currencies in which NiSource Finance will pay principal and interest;

•	any index or indices used to determine the amount of payments;

•	the portion of principal payable on declaration of acceleration of maturity;

•	any additional events of default or covenants of NiSource Finance or NiSource applicable to the debt securities;

•	whether NiSource Finance will pay additional amounts in respect of taxes and similar charges on debt securities held by a United States alien and whether NiSource Finance may redeem those debt securities rather than pay additional amounts;

•	whether NiSource Finance will issue the debt securities in whole or in part in global form and, in such case, the depositary for such global securities and the circumstances under which beneficial owners of interests in the global security may exchange such interest for securities;

•	the date or dates after which holders may convert the securities into shares of NiSource common stock or preferred stock and the terms for that conversion; and

•	any other terms of the securities.

The Indenture does not give holders of debt securities protection in the event of a highly leveraged transaction or other transaction involving NiSource Finance or NiSource. The Indenture also does not limit the ability of NiSource Finance or NiSource to incur indebtedness or to declare or pay dividends on its capital stock.

Guarantee of NiSource

NiSource will fully and unconditionally guarantee to each holder of debt securities and to the indenture trustee and its successors all the obligations of NiSource Finance under the debt securities, including the due and punctual payment of the principal of, and premium, if any, and interest, if any, on the debt securities. The guarantee applies whether the payment is due at maturity, on an interest payment date or as a result of acceleration, redemption or otherwise. The guarantee includes payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of NiSource Finance under the Indenture. The guarantee will remain valid even if the Indenture is found to be invalid. NiSource is obligated under the guarantee to pay any guaranteed amount immediately after NiSource Finance’s failure to do so.

NiSource is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, NiSource depends on the earnings and cash flow of, and dividends or distributions from, its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. A substantial portion of NiSource’s consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to NiSource is subject to regulation. Northern Indiana Public Service Company’s debt indenture also provides that Northern Indiana Public Service Company will not declare or pay any dividends on its common stock owned by NiSource except out of earned surplus or net profits.

NiSource’s holding company status also means that its right to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of NiSource itself as a creditor of a subsidiary may be recognized). Since this is true for NiSource, it is also true for the creditors of NiSource (including the holders of the debt securities).

Conversion Rights

The terms, if any, on which a series of debt securities may be exchanged for or converted into shares of common stock or preferred stock of NiSource will be set forth in the applicable prospectus supplement.

Denomination, Registration and Transfer

NiSource Finance may issue the debt securities as registered securities in certificated form or as global securities as described under the heading “Book-Entry Issuance.” Unless otherwise specified in the applicable prospectus supplement, NiSource Finance will issue registered debt securities in denominations of $1,000 or integral multiples of $1,000. (See Section 302.)

If NiSource Finance issues the debt securities as registered securities, NiSource Finance will keep at one of its offices or agencies a register in which it will provide for the registration and transfer of the debt securities. NiSource

Finance will appoint that office or agency the security registrar for the purpose of registering and transferring the debt securities.

The holder of any registered debt security may exchange the debt security for registered debt securities of the same series having the same stated maturity date and original issue date, in any authorized denominations, in like tenor and in the same aggregate principal amount. The holder may exchange those debt securities by surrendering them in a place of payment maintained for this purpose at the office or agency NiSource Finance has appointed securities registrar. Holders may present the debt securities for exchange or registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer satisfactory to NiSource Finance and the securities registrar. No service charge will apply to any exchange or registration of transfer, but NiSource Finance may require payment of any taxes and other governmental charges as described in the Indenture. (See Section 305.)

If debt securities of any series are redeemed, NiSource Finance will not be required to issue, register transfer of or exchange any debt securities of that series during the 15 business day period immediately preceding the day the relevant notice of redemption is given. That notice will identify the serial numbers of the debt securities being redeemed. After notice is given, NiSource Finance will not be required to issue, register the transfer of or exchange any debt securities that have been selected to be either partially or fully redeemed, except the unredeemed portion of any debt security being partially redeemed. (See Section 305.)

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, on each interest payment date, NiSource Finance will pay interest on each debt security to the person in whose name that debt security is registered as of the close of business on the record date relating to that interest payment date. If NiSource Finance defaults in the payment of interest on any debt security, it may pay that defaulted interest to the registered owner of that debt security:

•	as of the close of business on a date that the indenture trustee selects, which may not be more than 15 days or less than 10 days before the date NiSource Finance proposes to pay the defaulted interest, or

•	in any other lawful manner that does not violate the requirements of any securities exchange on which that debt security is listed and that the indenture trustee believes is acceptable.

(See Section 307.)

Unless otherwise indicated in the applicable prospectus supplement, NiSource Finance will pay the principal of and any premium or interest on the debt securities when they are presented at the office of the indenture trustee, as paying agent. NiSource Finance may change the place of payment of the debt securities, appoint one or more additional paying agents, and remove any paying agent.

Redemption

The applicable prospectus supplement will contain the specific terms on which NiSource Finance may redeem a series of debt securities prior to its stated maturity. NiSource Finance will send a notice of redemption to holders at least 30 days but not more than 60 days prior to the redemption date. The notice will state:

•	the redemption date;

•	the redemption price;

•	if less than all of the debt securities of the series are being redeemed, the particular debt securities to be redeemed (and the principal amounts, in the case of a partial redemption);

•	that on the redemption date, the redemption price will become due and payable and any applicable interest will cease to accrue on and after that date;

•	the place or places of payment; and

•	whether the redemption is for a sinking fund.

(See Section 1104.)

On or before any redemption date, NiSource Finance will deposit an amount of money with the indenture trustee or with a paying agent sufficient to pay the redemption price. (See Section 1105.)

If NiSource Finance is redeeming less than all the debt securities, the indenture trustee will select the debt securities to be redeemed using a method it considers fair and appropriate. After the redemption date, holders of redeemed debt securities will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (See Section 1103.)

Consolidation, Merger, Conveyance, Transfer or Lease

Neither NiSource Finance nor NiSource shall consolidate or merge with any other corporation or convey, transfer or lease substantially all of its assets or properties to any entity unless:

•	that corporation or entity is organized under the laws of the United States or any state thereof;

•	that corporation or entity assumes NiSource Finance’s or NiSource’s obligations, as applicable, under the Indenture;

•	after giving effect to the transaction, NiSource Finance and NiSource are not in default under the Indenture; and

•	NiSource Finance or NiSource, as applicable, delivers to the indenture trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the Indenture.

(See Section 801.)

Limitation on Liens

As long as any debt securities remain outstanding, neither NiSource Finance, NiSource nor any subsidiary of NiSource other than a utility may issue, assume or guarantee any debt secured by any mortgage, security interest, pledge, lien or other encumbrance on any property owned by NiSource Finance, NiSource or that subsidiary, except intercompany indebtedness, without also securing the debt securities equally and ratably with (or prior to) the new debt, unless the total amount of all of the secured debt would not exceed 10% of the consolidated net tangible assets of NiSource and its subsidiaries (other than utilities).

In addition, the lien limitations do not apply to NiSource Finance’s, NiSource’s and any subsidiary’s ability to do the following:

•	create mortgages on any property and on certain improvements and accessions on such property acquired, constructed or improved after the date of the Indenture;

•	assume existing mortgages on any property or indebtedness of an entity which is merged with or into, or consolidated with NiSource Finance, NiSource or any subsidiary;

•	assume existing mortgages on any property or indebtedness of an entity existing at the time it becomes a subsidiary;

•	create mortgages to secure debt of a subsidiary to NiSource or to another subsidiary;

•	create mortgages in favor of governmental entities to secure payment under a contract or statute or mortgages to secure the financing of constructing or improving property, including mortgages for pollution control or industrial revenue bonds;

•	create mortgages to secure debt of NiSource or its subsidiaries maturing within 12 months and created in the ordinary course of business;

•	create mortgages to secure the cost of exploration, drilling or development of natural gas, oil or other mineral property;

•	to continue mortgages existing on the date of the Indenture; and

•	create mortgages to extend, renew or replace indebtedness secured by any mortgage referred to above provided that the principal amount of indebtedness and the property securing the indebtedness shall not exceed the amount secured by the mortgage being extended, renewed or replaced.

(See Section 1008.)

Events of Default

The Indenture provides, with respect to any outstanding series of debt securities, that any of the following events constitutes an “Event of Default”:

•	NiSource Finance defaults in the payment of any interest upon any debt security of that series that becomes due and payable and the default continues for 60 days;

•	NiSource Finance defaults in the payment of principal of or any premium on any debt security of that series when due at its maturity, on redemption, by declaration or otherwise and the default continues for three business days;

•	NiSource Finance defaults in the deposit of any sinking fund payment when due and the default continues for three business days;

•	NiSource Finance or NiSource defaults in the performance of or breaches any covenant or warranty in the Indenture for 90 days after written notice to NiSource Finance and NiSource from the indenture trustee or to NiSource Finance, NiSource and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series;

•	NiSource Finance or NiSource Capital Markets, Inc., a subsidiary of NiSource, defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by NiSource Finance or NiSource Capital Markets, or NiSource Finance or NiSource Capital Markets defaults under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $50,000,000 of the principal or interest when due and payable, and in the event such debt has become due as the result of an acceleration, such acceleration is not rescinded or annulled or such debt is not paid within 60 days after written notice to NiSource Finance and NiSource from the indenture trustee or to NiSource Finance, NiSource and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series;

•	the NiSource guarantee ceases to be in full force and effect in any material respect or is disaffirmed or denied (other than according to its terms), or is found to be unenforceable or invalid; or

•	certain events of bankruptcy, insolvency or reorganization of NiSource Finance, NiSource Capital Markets or NiSource.

(See Section 501.)

If an Event of Default occurs with respect to debt securities of a particular series, the indenture trustee or the holders of 33% in principal amount of the outstanding debt securities of that series may declare the debt securities of that series due and payable immediately. (See Section 502.)

The holders of a majority in principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. The indenture trustee may refuse to follow directions that are in conflict with law or the Indenture, that expose the indenture trustee to personal liability or that are unduly prejudicial to other holders. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions. (See Section 512.)

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture and its consequences, except a default:

•	in respect of a payment of principal of, or premium, if any, or interest on any debt security; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security.

(See Section 513.)

At any time after the holders of the debt securities of a series declare that the debt securities of that series are due and immediately payable, a majority in principal amount of the outstanding holders of debt securities of that series may rescind and cancel the declaration and its consequences: (1) before the indenture trustee has obtained a judgment or decree for money, (2) if all defaults (other than the non-payment of principal which has become due solely by reason of the declaration) have been waived or cured, and (3) NiSource or NiSource Finance has paid or deposited with the indenture trustee an amount sufficient to pay:

•	all overdue interest on the debt securities of that series;

•	the principal of, and premium, if any, or interest on any debt securities of that series which are due other than by reason of the declaration;

•	interest on overdue interest (if lawful); and

•	sums paid or advanced by and amounts due to the indenture trustee under the Indenture.

(See Section 502.)

Modification of Indenture

NiSource Finance, NiSource and the indenture trustee may modify or amend the Indenture, without the consent of the holders of any debt securities, for any of the following purposes:

•	to evidence the succession of another person as obligor under the Indenture;

•	to add to NiSource Finance’s or NiSource’s covenants or to surrender any right or power conferred on NiSource Finance or NiSource under the Indenture;

•	to add events of default;

•	to add or change any provisions of the Indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium on registered securities or of principal or premium or any interest on bearer securities, to permit registered securities to be exchanged for bearer securities or to permit the issuance of securities in uncertificated form (so long as the modification or amendment does not materially adversely affect the interest of the holders of debt securities of any series);

•	to change or eliminate any provisions of the Indenture (so long as there are no outstanding debt securities entitled to the benefit of the provision);

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to evidence or provide for the acceptance or appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture (so long as the cure or modification does not materially adversely affect the interest of the holders of debt securities of any series);

•	to effect assumption by NiSource or one of its subsidiaries of NiSource Finance’s obligations under the Indenture; or

•	to conform the Indenture to any amendment of the Trust Indenture Act.

(See Section 901.)

The Indenture provides that we and the indenture trustee may amend the Indenture or the debt securities with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected by the amendment voting as one class. However, without the consent of each holder of any outstanding debt securities affected, an amendment or modification may not, among other things:

•	change the stated maturity of the principal or interest on any debt security;

•	reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any debt security;

•	change the method of calculating the rate of interest on any debt security;

•	change any obligation of NiSource Finance to pay additional amounts in respect of any debt security;

•	reduce the principal amount of a discount security that would be payable upon acceleration of its maturity;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair a holder’s right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date or repayment date;

•	reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture;

•	change any obligation of NiSource Finance to maintain an office or agency in each place of payment or to maintain an office or agency outside the United States;

•	modify the obligations of NiSource under its guarantee in any way adverse to the interests of the holders of the debt securities; and

•	modify these requirements or reduce the percentage of holders of debt securities necessary to waive any past default of certain covenants.

(See Section 902.)

Satisfaction and Discharge

Under the Indenture, NiSource Finance can terminate its obligations with respect to debt securities of any series not previously delivered to the indenture trustee for cancellation when those debt securities:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

NiSource Finance may terminate its obligations with respect to the debt securities of that series by depositing with the indenture trustee, as trust funds dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series. In that case, the Indenture will cease to be of further effect and NiSource Finance’s obligations will be satisfied and discharged with respect to that series (except as to NiSource Finance’s obligations to pay all other amounts due under the Indenture and to provide certain officers’ certificates and opinions of counsel to the indenture trustee). At the expense of NiSource Finance, the indenture trustee will execute proper instruments acknowledging the satisfaction and discharge. (See Section 401.)

Book-Entry Issuance

Unless otherwise specified in the applicable prospectus supplement, NiSource Finance will issue any debt securities offered under this prospectus as “global securities.” We will describe the specific terms for issuing any debt security as a global security in the prospectus supplement relating to that debt security.

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as the depositary for any global securities. NiSource Finance will issue global securities as fully registered securities registered in the name of DTC’s nominee, Cede & Co. NiSource Finance will issue one or more fully registered global securities for each issue of debt securities, each in the aggregate principal or stated amount of such issue, and will deposit the global securities with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act. DTC also facilitates the post-trade settlement among its direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between its direct participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC’s direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation which, in turn, is owned by a number of DTC’s direct participants and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of securities under DTC’s system must be made by or through a direct participant, which will receive a credit for such securities on DTC’s records. The ownership interest of each actual purchaser of each security, the beneficial owner, is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to NiSource Finance as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’

accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, NiSource Finance, NiSource or the indenture trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of NiSource Finance and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

A beneficial owner electing to have its interest in a global security repaid by NiSource Finance will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant’s interest in the global securities on DTC’s records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global securities are transferred on DTC’s records.

DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to NiSource Finance or the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

NiSource Finance may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC’s system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Governing Law

The Indenture and the debt securities are governed by the internal laws of the State of New York.

Information Concerning the Indenture Trustee

Prior to default, the indenture trustee will perform only those duties specifically set forth in the Indenture. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of debt securities unless the holder offers the indenture trustee reasonable indemnity against the costs, expenses and liability that the indenture trustee might incur in exercising those powers. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that it may not receive repayment or adequate indemnity. (See Section 601.)

DESCRIPTION OF WARRANTS

NiSource and NiSource Finance may issue warrants to purchase equity or debt securities, respectively. NiSource and NiSource Finance may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. NiSource and NiSource Finance will issue the warrants under warrant agreements to be entered into between NiSource or NiSource Finance, as the case may be, and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of equity or debt securities at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, NiSource or NiSource Finance, as the case may be, will, as soon as possible, forward the equity or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, NiSource or NiSource Finance, as the case may be, will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

NiSource may issue stock purchase contracts, including contracts obligating holders to purchase from NiSource, and for NiSource to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either NiSource Finance’s debt securities or U.S. treasury securities securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. The prospectus supplement with respect to any offering of securities will describe the specific terms of the securities being offered, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to NiSource or NiSource Finance from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

Through Underwriters.  If we use underwriters in the sale of the securities, the underwriters will acquire the offered securities for their own account. We will execute an underwriting agreement with an underwriter or underwriters once an agreement for sale of the securities is reached. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the offered securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to offered securities, the obligations of the underwriters to purchase those offered securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those offered securities if they purchase any of them.

Through Dealers.  If we use a dealer to sell the securities, we will sell the offered securities to the dealer as principal. The dealer may then resell those offered securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents.  If we use agents in the sale of securities, we may designate one or more agents to sell offered securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly to Purchasers.  We may sell the offered securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of our direct sales in our prospectus supplement.

General Information.  A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to us from the sale of offered securities, any initial public offering price and other terms of the offering of those offered securities.

Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase offered securities from us at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities. The delayed delivery contracts will be subject only to the conditions we set forth in our prospectus supplement.

We may enter into agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

Schiff Hardin LLP, Chicago, Illinois, will pass upon the validity of the securities offered by this prospectus for us. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by us and the trustee, if applicable, in connection with the issuance and sale of the securities, the specific terms of the securities and other matters that may affect the validity of securities but that cannot be ascertained on the date of those opinions.

EXPERTS

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting of NiSource Inc. and subsidiaries incorporated in this prospectus by reference from NiSource’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board, or FASB, Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, and FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (2) expresses an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.